Exhibit 3.17

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

First: The name of the limited liability company is Quintiles BioSciences Holdings, LLC.

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, Zip Code 19801.

The name of its Registered Agent at such address is The Corporation Trust Company.

Third: This Certificate of Formation shall be effective on June 26, 2015 at 12:00 p.m. U.S. Eastern Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 26th day of June, 2015.

By:	/s/ Kim L. Rose

Name:	Kim L. Rose
Authorized Person

QUINTILES BIOSCIENCES HOLDINGS, LLC
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

Quintiles BioSciences Holdings, LLC (the “Company”), a limited liability company organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That by the written consent of its sole member, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Formation of the Company:

Section 1 of the Certificate of Formation shall be deleted in its entirety and the following new Section 1 shall be inserted in lieu thereof:

“The name of the limited liability company is IQVIA BioSciences Holdings LLC.”

2. That said amendment was duly adopted in accordance with the provisions of the Limited Liability Company Act of the State of Delaware.

3. This Certificate of Amendment to Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed this 6th day of November, 2017.

Quintiles BioSciences Holdings, LLC

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	President